Jay K. Oberg Named Comerica’s Chief Risk Officer upon
Michael H. Michalak’s Retirement in January 2019

DALLAS/July 24, 2018 - Comerica Incorporated (NYSE: CMA) today announced that Jay K. Oberg, Executive Vice President, Corporate Development, Strategy and Capital Planning, will be named Chief Risk Officer, effective Jan. 1, 2019. Michael H. Michalak, who currently holds that position, has announced his plans to retire on Jan. 31, 2019. From Jan. 1, 2019, to Jan. 31, 2019, Michalak will remain an executive vice president at Comerica.

As Chief Risk Officer, Oberg will report directly to Comerica Chairman and Chief Executive Officer Ralph W. Babb Jr., as well as to the Enterprise Risk Committee of the Comerica Incorporated Board of Directors. He will be responsible for overseeing risk on an enterprise-wide basis, including governance of all risk management operations at the company, integration of risk principles into strategic planning; leading the second line risk management function; and identification of emerging risks related to regulation, products, services, customer types and channels.

A 27-year veteran of Comerica, Oberg joined the bank in 1991 as a financial analyst in the Controller Department. After moving to Corporate Development in 1995, his scope of work grew increasingly as he assumed leadership of Comerica’s Corporate Planning and Development function in 2007. He began managing Comerica’s Corporate Development, Strategy and Capital Planning division in 2016, where he is currently responsible for corporate development activities, long-term strategic planning, corporate pricing oversight, venture capital investments and the related warrant portfolio, capital planning, resolution planning, model development, and credit risk review.

Oberg earned his bachelor’s degree in finance from the University of Michigan.

“Jay’s strong expertise in enterprise risk and his long history with Comerica will allow him to continue our efforts to successfully manage risk controls within our organization as the banking industry continues to experience change,” said Babb. “We are grateful for Mike, who has accomplished so much for Comerica over the past 30 years as we have navigated many economic cycles. As he plans for retirement, we thank Mike for his many achievements and his service to Comerica.”

Michalak joined Comerica in 1988 in the Asset Liability Management area and was named Treasurer of the Corporation in 1996. He assumed responsibility of Corporate Planning, Development and Risk Management in 1997. He also served as Interim Treasurer, a position he held during the second half of 2011 while he was Executive Vice President, Planning, Forecasting, Analysis and Enterprise Risk.  In that latter role, he has been responsible for a variety of activities, including annual planning, corporate forecasting exercises, and enterprise risk, including the coordination, production and submission of the annual capital plan. Michalak was named Chief Risk Officer in 2014.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $72.0 billion at June 30, 2018.

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